Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE February 26, 2015

ACME UNITED CORPORATION REPORTS 15% SALES INCREASE AND 31% INCREASE IN NET INCOME FOR THE FOURTH QUARTER

FAIRFIELD, CONN. – February 26, 2015 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the fourth quarter ended December 31, 2014 were $24.7 million, compared to $21.4 million in the comparable period of 2013, an increase of 15% (17% in constant currency).

Net sales for the year ended December 31, 2014 were $107.2 million, compared to $89.6 million in 2013, an increase of 20%. Excluding sales resulting from the acquisition of the assets of First Aid Only, Inc. on June 2, 2014, sales increased 8% (9% in constant currency).

Net income was $689,000 or $.19 per diluted share for the quarter ended December 31, 2014 compared to $524,000 or $.15 per diluted share for the comparable period of 2013, an increase of 31% in net income and 27% in diluted earnings per share. Net income for the year ended December 31, 2014 was $4,789,000 or $1.36 per diluted share compared to $4,003,000 or $1.22 per diluted share for the comparable period of 2013, a 20% increase in net income and 11% increase in diluted earnings per share.

Net sales for the quarter ended December 31, 2014 in the U.S. segment increased 22% compared to the same period in 2013 due to increased sales of first aid products, including sales of First Aid Only products and higher sales of iPoint pencil sharpeners. Net sales for the year ended December 31, 2014 in the U.S. segment grew 24% compared to the same period in 2013 due to increased sales of first aid products, including sales of First Aid Only products, the introduction of new lawn and garden products, and growth in sales of Camillus knives and iPoint pencil sharpeners.

Net sales in Canada for the three months ended December 31, 2014 decreased 5% in U.S dollars but remained constant in local currency compared to the same period in 2013. Net sales in Canada for the year ended December 31, 2014 increased 9% in U.S. dollars and 17% in local currency compared to 2013. The increase in revenues for the year ended December 31, 2014 was primarily due to strong back to school sales, higher shipments of Camillus knives and the introduction of new lawn and garden products.

European net sales for the three months ended December 31, 2014 decreased 23% in U.S. dollars and 15% in local currency compared to the same period last year. European net sales for the year ended December 31, 2014 decreased 10% in both U.S. dollars and local currency compared to last year. The decline of sales in Europe for the fourth quarter and year ended December 31, 2014 was due to lower sales of promotional products in the mass market.

Gross margins were 36% in the fourth quarter of 2014 versus 35% in the comparable period last year. Gross margins were 36% for the year ended December 31, 2013 and 2014.

Operating profit was $1,104,000 for the quarter ended December 31, 2014 compared to $763,000 for the same period in 2013, a 45% increase. Operating profit was $7,394,000 for the year ended December 31, 2014 compared to $5,879,000 for 2013, an increase of 26%.

Walter C. Johnsen, Chairman and CEO said, “We just concluded a record year in sales and earnings, and our new products are being well received. I want to congratulate our team for their outstanding performance. We enter 2015 with confidence.”

The Company’s bank debt less cash and cash equivalents on December 31, 2014 was $21.9 million compared to $11.3 million on December 31, 2013. During the year ended December 31, 2014, Acme United made capital improvements to its new distribution facility in Rocky Mount, NC of $0.9 million, sold its Fremont, NC plant for $0.8 million, and paid approximately $13.8 million for the acquisition of the assets of First Aid Only. During the year, the Company also generated $4.6 million in cash flow from operations and paid $1.1 million in dividends on its common stock.

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ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ®, First Aid Only® and Pac-Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers, (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR END REPORT 2014
(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in $000's except per share data	December 31, 2014	December 31, 2013

Net sales	$24,667	$21,379
Cost of goods sold	15,691	14,004
Gross profit	8,976	7,375
Selling, general, and administrative expenses	7,872	6,612
Income from operations	1,104	763
Interest expense	(136)	(122)
Interest income	5	13
Net interest expense	(131)	(109)
Other expense, net	(39)	(19)
Total other expense, net	(170)	(128)
Pre-tax income	934	635
Income tax expense	245	111
Net income	$689	$524

Shares outstanding - Basic	3,287	3,189
Shares outstanding - Diluted	3,625	3,395

Earnings per share basic	$0.21	$0.16
Earnings per share diluted	0.19	0.15

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR END REPORT 2014 (cont.)
(Unaudited)

	Year Ended	Year Ended
Amounts in $000's except per share data	December 31, 2014	December 31, 2013

Net sales	$107,222	$89,577
Cost of goods sold	69,037	57,753
Gross profit	38,185	31,824
Selling, general, and administrative expenses	30,791	25,945
Income from operations	7,394	5,879
Interest expense	(490)	(502)
Interest income	17	152
Net interest expense	(473)	(350)
Other expense, net	(118)	(35)
Total other expense, net	(591)	(385)
Pre-tax income	6,803	5,494
Income tax expense	2,014	1,491
Net income	$4,789	$4,003

Shares outstanding - Basic	3,240	3,168
Shares outstanding - Diluted	3,526	3,283

Earnings per share basic	$1.48	$1.26
Earnings per share diluted	1.36	1.22

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
YEAR END REPORT 2014
(Unaudited)

Amounts in $000's	December 31, 2014	December 31, 2013

Assets:
Current assets:
Cash	$2,286	$11,644
Accounts receivable, net	19,477	15,629
Inventories	33,671	28,219
Prepaid and other current assets	2,077	1,494
Total current assets	57,511	56,986

Property and equipment, net	6,931	5,936
Other assets	14,866	5,157
Total assets	$79,308	$68,079

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$7,773	$4,789
Other current liabilities	7,590	5,087
Total current liabilities	15,363	9,876
Non-current liabilities
Long term debt	24,147	22,912
Other non current liabilities	370	286
Total liabilities	39,880	33,074
Total stockholders' equity	39,428	35,005
Total liabilities and stockholders' equity	$79,308	$68,079

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